EXHIBIT 15(a)

Texas Utilities Company (doing business as TXU Corp):

    We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Texas Utilities Company (doing business as TXU Corp) and subsidiaries (TXU) for the periods ended September 30, 1999 and 1998, as indicated in our report dated November 11, 1999; because we did not perform an audit, we expressed no opinion on that information.

    We are aware that our report referred to above, which is included in TXU's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, is incorporated by reference in Registration Statements No. 33-55931, 333-27989, 333-32831, 333-56055, 333-68663 and 333-68663-01 on Form S-3 and Registration Statements No. 333-32833, 333-32835, 333-32837, 333-32839, 333-32841, 333-32843, 333-45657, 333-46671 and 333-79627 on Form S-8 of Texas Utilities Company.

    We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Dallas, Texas
November 11, 1999